Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners, LP Announces $290 Million Permian Basin Acquisition in Cash and Unit Transaction1

HIGHLIGHTS

•	Expected to be immediately accretive to distributable cash flow per unit

•	Targeted oil and gas mineral and royalty interests located in core position of the Permian Basin, highlighted by over 200,000 gross acres mostly concentrated in the Texas Delaware Basin

•	Anticipated 2023 average production of approximately 2,522 Boe per day (57% oil, 25% natural gas, 18% NGL), generating an estimated $48.6 million of cash flow at strip pricing as of November 1, 2022 (reflects transaction multiple of approximately 6.0x)[2]

•	Expected to increase daily production by 14% and expected to decrease cash G&A per Boe by 12%[3]

•	Reestablishes the Permian Basin as the leading basin for Kimbell in terms of production, active rig count, DUCs, permits and undrilled inventory

•	Maintains conservative balance sheet metrics with expected year-end 2022 net leverage[4] of approximately 1.1x following transaction close

FORT WORTH, Texas, November 3, 2022 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests in approximately 16 million gross acres in 28 states, today announced that it has agreed to acquire mineral and royalty interests (the “acquired assets”) held by Austin-based Hatch Royalty LLC (“Hatch Resources” or “Hatch”) in a cash and unit transaction valued at approximately $290 million, subject to purchase price adjustments and other customary closing adjustments (the “Acquisition”). The purchase price for the Acquisition is comprised of $150 million in cash (approximately 52% of the total consideration) and approximately 7.3 million common units of Kimbell Royalty Operating, LLC, which are valued at $140 million (approximately 48% of the total consideration).

Kimbell estimates that, as of October 1, 2022, the acquired assets produce approximately 2,072 Boe/d (1,198 Bbl/d of oil, 372 Bbl/d of NGLs, and 3,012 Mcf/d of natural gas) (6:1)5. For the full year 2023, Kimbell estimates that the acquired assets will produce approximately 2,522 Boe/d (1,439 Bbl/d of oil, 461 Bbl/d of NGLs, and 3,730 Mcf/d of natural gas) (6:1). Hatch’s acreage is located in the Permian Basin, with high interest locations concentrated in the Texas Delaware Basin (82%), New Mexico Delaware Basin (8%) and Midland Basin (10%). The Board of Directors of Kimbell’s general partner and the governing bodies of Hatch have each unanimously approved the Acquisition, which is expected to close in the fourth quarter of 2022, subject to customary closing conditions. The effective date of the Acquisition is expected to be October 1, 2022.

1 Purchase price and related valuation metrics reflect Kimbell’s $19.26 / unit closing price as of 11/01/2022.

2 Illustrative cash flow multiple based on expected 2023 Hatch production and average realized cash margin of $52.81 / Boe. Net realized crude oil, natural gas and NGL prices to calculate cash margin $78.35, $4.43 and $32.83, respectively.

3 Based on estimated current run-rate daily production of acquired assets of 2,072 Boe/d and Q3 2022 production and cash G&A from Kimbell.

4 Net leverage defined as net debt / LTM EBITDA. LTM EBITDA from Hatch calculated using estimated Q4 2022 net cash flow on an annualized basis.

5 Based on estimated Q4 2022 run-rate production for the acquired assets as of October 1, 2022, which is the effective date of the Acquisition.

Kimbell Royalty Partners, LP – News Release

Bob Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner, said, “providing our unitholders with exposure to the top-tier Delaware Basin, the purchase of the acquired assets represents Kimbell’s largest transaction since 2018. This acquisition uniquely fits Kimbell’s acquisition strategy with an optimal balance of currently accretive cashflow combined with significant remaining proven drilling inventory. We have known and respected James Murchison for over a decade and the Hatch team has clearly demonstrated a skilled investment approach. We would like to thank the Hatch and Kimbell teams, and advisors, for working diligently to consummate this mutually beneficial transaction.”

James Murchison, Chief Executive Officer of Hatch Resources, said, “I want to thank the entire Hatch team for their dedication in assembling a Permian portfolio of minerals and royalty interests with a hyper focus on quality of rock within the Permian, near-term cash flow, and long-term production growth. We view this transaction as a great outcome for us, our financial sponsor, Ridgemont Equity Partners, and Kimbell. We have enjoyed working with the Kimbell team, and we are excited to partner with them as they continue to scale and consolidate the U.S. royalty sector.”

Asset Highlights: Acquisition offers Kimbell unitholders world-class exposure to the Delaware Basin

•	Premier mineral and royalty assets of scale, with approximately 889 Net Royalty Acres[6] on 230,000 gross acres located in the Delaware Basin (90%) and Midland Basin (10%)

✓	High interest position with 0.8% average tract Net Revenue Interest

✓	Core rock quality spanning the assets with reservoir quality in up to five proven, de-risked zones in the Delaware Basin and up to four proven de-risked zones in the Midland Basin

✓	Management estimates 14.7 MMBoe in total proved reserves, reflecting a purchase price of approximately $19.80 per total proved Boe

•	Clear line of sight on development underpinned by healthy inventory of 185 Gross / 1.18 Net DUCs and 127 Gross / 1.06 Net permitted locations

✓	Expected to increase Kimbell’s total Net DUC / Net permitted location inventory by 41% to a total of 7.68 net wells

✓	Expected to increase Kimbell’s Permian Basin Net DUC / Net permitted location inventory by 117% to a total of 4.15 net wells

✓	Acquired Net DUC / Net permitted inventory supports up to 22% growth in average Hatch production in 2023

✓	Expected to strengthen Kimbell’s oil weighting from 25% to 29% of daily production mix

•	Attractive growth profile supported by strong rig activity on acreage

6 7,112 Net Royalty Acres normalized to 1/8th.

Kimbell Royalty Partners, LP – News Release

✓	11 active rigs on the acreage as of October 1, 2022

✓	98% of the acquired acreage is leased by a diversified mix of best-in-class public and private operators, including Occidental Petroleum, ConocoPhillips, Devon Energy, Coterra Energy, Mewbourne Oil Company, Permian Resources Corporation, Diamondback Energy, bpx energy, ExxonMobil and Callon Petroleum Company, among others

✓	94% of the acreage is Held-By-Production

Kimbell Continues Its Role as a Leading Consolidator in the U.S. Oil and Gas Royalty Sector

Assuming the Acquisition is consummated as described in this news release, Kimbell is expected to have over 16 million gross acres, 123,000 gross wells and a total of 90 active rigs on its properties, which represents approximately 12%7 of the total active land rigs drilling in the continental United States. In addition, over 97% of all rigs in the continental United States are located in counties where Kimbell is expected to hold mineral interest positions following the consummation of the Acquisition.

Advisors

Citi served as exclusive financial advisor and White & Case LLP acted as legal counsel to Kimbell. TPH&Co., the energy business of Perella Weinberg Partners, served as exclusive financial advisor and Kirkland & Ellis LLP served as legal advisor to Hatch Resources.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 16 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 122,000 gross wells with over 46,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

7 Based on Kimbell rig count of 79, Seller rig count of 11 and Baker Hughes U.S. land rig count of 745 as of September 30, 2022.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Acquisition, the expected timing of the closing of the Acquisition, operational data with respect to the Acquisition, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized; risks relating to Kimbell’s integration of the Acquisition assets; risks relating to the possibility that the Acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; and risks relating to Kimbell’s business and prospects for growth and acquisitions. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black
Dennard Lascar Investor Relations
krp@dennardlascar.com
(713) 529-6600